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                                   EXHIBIT 4.1

                        PHILADELPHIA INSURANCE COMPANIES
                    STOCK PURCHASE PLAN FOR PREFERRED AGENTS


        (As Amended and Restated, Effective as of May 1, 2002)


         1. Purpose.

            a. The purpose of the Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents (the "Plan") is to assist the Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the "Company"), and its Subsidiaries in retaining its Preferred Agents in a continuing relationship with the Company by offering them a greater stake in the Company's success and a closer identity with it. This is to be accomplished by providing Preferred Agents a continuing opportunity to purchase Shares (as hereinafter defined) from the Company through periodic offerings.

            b. The Plan is not intended to comply with the provisions of Section 423 of the Code (as hereinafter defined).

         2. Definitions. For purposes of the Plan:

            a. "Agent" means the person or persons appointed by the Board in accordance with Section

            b. "Board" means the Board of Directors of the Company.

            c. "Code" means the Internal Revenue Code of 1986, as amended.

            d. "Committee" means the committee described in Section 3.


            e. "Company" means Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.

            f. "Disability" means a condition such that a Participant ceases to be a Preferred Agent for the Company on account of his or her "disability" as determined by the Committee.

            g. "Fair Market Value" on any date means the last reported sale price for Shares as reported on the NASDAQ National Market, or the closing price reported on such other stock exchange as the Shares may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, then Fair Market Value of a Share shall mean the average between the closing bid and asked prices for Shares on such date as reported. If there are no sales reports or bid or asked quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports or bid or asked quotations shall be used. If the Committee determines, in its discretion, that such valuation does not accurately reflect the value of the Shares or if Shares are not publicly traded, the Fair Market Value of a Share shall be determined by the Committee.
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            h. "Investment Account" means the account established for a
Participant pursuant to Section 8.b to hold Shares acquired for a Participant pursuant to the Plan.

            i. "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotations System.


            j. "Offering Period" means any period or periods as may be designated at the discretion of the Committee as an Offering Period.


            k. "Participant" means a Preferred Agent who is eligible to participate in the Plan and who makes an election to participate in the Plan in accordance with Section 5 as well as any former Participant to the extent such former Participant has any Shares held for his or her benefit in an Investment Account.

            l. "Plan" means the Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents as set forth in this document, and as may be amended from time to time.

            m. "Plan Year" means the 12 month period commencing each September 1 and ending on the subsequent August 31. The first Plan Year shall be the period commencing May 15, 1999 and ending August 31, 1999.


            n. "Preferred Agent" shall be each individual or entity that is: (i) a party to a written agency, producer or similar agreement with the Company or a principal, officer, director or employee of a party to a written agency, producer or similar agreement with the Company; and (ii) designated as a "Preferred Agent" by the Company's President.


            o. "Purchase Date" means the last business day of each Offering Period.

            p. "Purchase Price" means the lesser of 85% of the Fair Market Value of a Share on

               i. the first business day of the Offering Period or

               ii. the Purchase Date.

            q. "Restricted Period" means the two year period described in
Section 6.d.

            r. "Share" or "Shares" means a share or shares of the Company's common stock, no par value, of the Company.

            s. "Subscription Agreement" means the agreement, in a form established by the Committee, between the Participant and the Company pursuant to which the Participant agrees to purchase Shares pursuant to the Plan.

         3. Administration of the Plan. The Plan shall be administered by the Board or by such committee as may be designated by the Board, as determined from time to time at the discretion of the Board. The committee designated to administer the Plan by the Board, or the Board itself in its capacity as administrator of the Plan are referred to herein as the "Committee."

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Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive.

            a. Meetings. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action which the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board of Directors.

            b. Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan unless


               i. the member of the Committee has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and

               ii. the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 3.b shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

            c. Indemnification. Service on the Committee shall constitute, for purposes of rights to indemnification from the Company, service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled, without further act on his part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Articles of Incorporation and/or bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

            d. Agent. The Committee may engage an Agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants' Share certificates, maintaining an individual Investment Account for each such Participant and providing annual status reports to such Participants.

            e. Delegation. The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

         4. Eligibility. A Preferred Agent of the Company shall be eligible to participate in the Plan with respect to an Offering Period provided such Preferred Agent is designated by the

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Committee as an eligible participant with respect to such Offering Period. Such designation as an eligible participant shall be made at the sole discretion of the Committee. Notwithstanding the foregoing, no person shall be eligible to participate in the Plan if such person is an Excluded Individual. For purposes of this Section 4, an "Excluded Individual" means, as of the date of determination, any individual who is then serving, or who has been elected, nominated or appointed by the Board or by the Company's shareholders to serve, in any of the following capacities: (i) as a member of the Board, (ii) as Chairman of the Board, Vice Chairman of the Board, President, a Vice President, Secretary or Treasurer of the Company, or (iii) in any other position (regardless of title) obligating such individual to file reports pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

         5. Election to Participate.

            a. Notice of Offering Period. Notice shall be provided to each Preferred Agent who is eligible to participate in the Plan setting forth the dates of the Offering Period and any other terms or conditions which must be met in order for an eligible Preferred Agent to become a Participant in the Plan. Such notice shall be delivered to each eligible Preferred Agent as soon as practicable on or after the first day of the Offering Period. Notwithstanding the foregoing, the Company shall have no obligation or liability to any otherwise eligible Preferred Agent who does not receive a notice for any Offering Period including, but not limited to, any obligation to allow that Preferred Agent to participate in the offering for the Offering Period.

            b. Initial Subscription Agreements. Each eligible Preferred Agent may become a Participant by filing with the Committee a Subscription Agreement electing to purchase Shares during an Offering Period.

            c. Subsequent Subscription Agreements. In order to participate in the Plan for any subsequent Offering Period, a Preferred Agent must file with the Committee a new Subscription Agreement electing to purchase Shares during such Offering Period.

         6. Conditions and Terms of Purchases of Shares.

            a. The number of Shares that are to be purchased under a Subscription Agreement shall not exceed the limitations set forth in Section 7.


            b. Any Preferred Agent purchasing Shares under the Plan shall complete a Subscription Agreement, on a form provided by the Committee, with respect to an Offering Period. To become a Participant with respect to a particular Offering, an eligible Preferred Agent must submit his or her Subscription Agreement during the enrollment period established by the Committee with respect to such Offering Period. Under the Subscription Agreement, the Participant may elect either to have a specified dollar amount or a portion of amounts otherwise payable to the Participant as commissions or other compensation withheld by the Company for the purpose of purchasing Shares under the terms of the Plan, or to make a payment in cash on or before the last day of the Offering Period equal to an amount agreed to be paid by the Participant for the purchase of Shares under the terms of the Plan.


               i. If a Preferred Agent elects to have amounts withheld from amounts otherwise payable to him or her as commissions or other compensation, such withheld

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amounts shall be held by the Company until used for the purchase of Shares under the terms of the Plan on the last day of the Offering Period.

               ii. No interest or other earnings shall be paid with respect to amounts withheld for the purchase of Shares under the Plan.

               iii. The Company shall maintain a bookkeeping account for the purpose of accounting for amounts withheld under the Plan; provided, however, that the Company shall be under no obligation to segregate or to hold any withheld amounts in a separate account for any Participant.

            c. The purchase of Shares by a Participant shall be made at the Purchase Price set with respect to the particular Purchase Date on which the Shares are purchased.

            d. Any Shares purchased pursuant to the Plan shall be restricted for a period of two years, measured from the first day of the relevant Offering Period (the "Restricted Period"). Any attempt to sell, transfer, make subject to any lien, or otherwise dispose of such Shares prior to the end of the Restricted Period shall be null and void, and the Preferred Agent shall forfeit all rights to such Shares on receipt of payment from the Company of the lesser of Fair Market Value or the Purchase Price of such Shares. All certificates for Shares shall be legended so as to indicate the restrictions on sales of such Shares under the Plan in the manner and to the extent required by law.

            e. The Committee shall have complete discretion to establish rules and procedures in connection with the election by Participants to participate in the Plan, which rules and procedures may govern all aspects of the participation election, including, but not limited to the manner in which a Subscription Agreement is to be completed, and the limits, if any, on purchases permitted with respect to a particular Offering Period that may be made applicable in addition to such limits as are imposed under the terms of the Plan.

         7. Limit on Purchase of Shares. No Participant shall be permitted to purchase Shares under the Plan during any three consecutive calendar years having an aggregate value in excess of $100,000. For purposes of the preceding sentence, the value of Shares purchased shall be equal to their Fair Market Value as of the first day of the Offering Period in which they are purchased.

         8. Method of Purchase, Cash Accounts and Investment Accounts.

            a. Method of Purchase of Shares. Except as otherwise provided in the Plan, each Participant who has elected to participate in the Plan under the provisions of Section 5 shall be deemed, without any further action, to have purchased on the Purchase Date applicable to such Subscription Agreement, the number of Shares specified in the Subscription Agreement consistent with the terms for such purchase set forth in the Plan. Each Participant who has elected to participate in the Plan by making a cash payment under the provisions of
Section 5 shall be required to make such payment on or before the last day of the Offering Period. If no such payment is made, the Participant shall be deemed to have revoked his or her participation for the Offering Period, and shall have no further rights to purchase Shares for such Offering Period.

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            b. Cash Accounts. Any cash contributed by a Participant for the purpose of making purchases of Shares under the Plan, whether by direct payment by the Participant or through withholding from commissions otherwise payable to the Participant, shall be accumulated in a non-interest bearing bookkeeping account ("Cash Account") for the Participant until used to purchase Shares. The Company shall be under no obligation to hold any funds in a separate account for a Participant, and no interest shall be payable with respect to any amounts allocated to such a Cash Account.

            c. Investment Accounts. All Shares purchased under the Plan shall, until the Restricted Period applicable to such Shares has passed, be held in a separate Investment Account established for each Participant.

            d. Dividends or Other Distributions on Shares Held in Investment Accounts. All cash dividends paid with respect to Shares which are held in an Investment Account of a Participant shall be paid to the Participant. Any distribution that is in the nature of a stock split shall be retained in the Investment Account until such time as the Share or Shares with respect to which such distribution was made are distributed from the Investment Account to the Participant.

            e. Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to properly filed Subscription Agreements for a particular Offering Period exceeds the number of Shares then available for purchase under the Plan, then the number of available Shares shall be allocated among the Participants filing Subscription Agreements for such Offering Period pro-rata on the basis of the number of Shares set forth in each such Subscription Agreement. The payment obligation for each such Subscription Agreement shall be deemed modified to take into account the purchase of a number of Shares that is less than the number specified in the Subscription Agreement, and any amounts withheld in excess of the amount needed to make the pro-rata purchase shall be distributed to the Participant as soon as practicable following the Purchase Date.

            f. Revocation of Participation. A Participant shall have the right to revoke his or her election to participate in the Plan with respect to an Offering Period at any time on or before the last day of the Offering Period, subject to such reasonable notification requirements as may be imposed by the Committee on such revocation rights, by filing with the Committee a written notice indicating his or her intention to revoke his or her election to participate. In addition, if a Participant fails to pay the Purchase Price of Shares for which he or she has subscribed in full on or before the Purchase Date, he or she shall be deemed to have revoked his or her participation for that Offering Period and will have no further rights to purchase Shares for that Offering Period. If any amounts have been accumulated in a cash account for a Participant with respect to an Offering Period and such Participant revokes or is deemed to have revoked his or her election to participate in the Plan for such Offering Period, the Company shall distribute to the Participant the amount accumulated in his or her cash account for such Offering Period as soon as practicable following the date of revocation.

            g. Repayment of Amounts in Cash Accounts. In the event there has been accumulated in a Cash Account with respect to an Offering Period an amount in excess of the amount required to purchase the number of shares for which the Participant has subscribed with respect to such Offering Period, the excess in the Cash Account over the amount used to

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purchase the Shares on the last day of the Offering Period shall be returned to the Participant, without interest, as soon as practicable following the last day of the Offering Period.

         9. Shares Subject to Plan. The aggregate maximum number of Shares that maybe issued pursuant to the Plan is two hundred thousand (200,000), subject to adjustment as provided in Section 17 of the Plan. The Shares delivered pursuant to the Plan shall be Shares held in treasury or Shares authorized but previously unissued.

         10. Distribution of Certificates. Each Participant shall receive a certificate or certificates for those Shares held in an Investment Account for the benefit of such Participant as soon as practicable following the end of the Restricted Period applicable to such Shares, provided the payment obligation with respect to such Shares has been fully satisfied.

         11. Registration of Certificates. Each certificate withdrawn by a Participant may be registered only in the name of the Participant, or, if the Participant so indicated on the Participant's Subscription Agreement, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.

         12. Voting. The Agent or, if there is no Agent, the Committee, shall vote all Shares held in an Investment Account in accordance with the Participant's instructions.

         13. Death or Other Termination of Status as Preferred Agent.


            a. In the event of a Participant's termination of his or her agency, producer or similar agreement on account of death or Disability, the Participant, or the Participant's beneficiary, if one has been designated, or the Participant's estate, as the case may be, shall be entitled to the Shares held in the Participant's Investment Account. The Restricted Period shall cease to be applicable to the Shares of a Participant whose termination is described in this Section 13.a. The Participant, or the Participant's beneficiary or estate, as the case may be, shall be issued a certificate or certificates for such Shares as soon as practicable after the payment obligation is satisfied.



            b. In the event a Participant ceases to be a party to any written agency, producer or similar agreement with the Company for any reason other than a termination described in Section 13.a, the Participant shall be entitled to the Shares which have been held beyond the Restricted Period applicable to such Shares. With respect to those Shares for which the Restricted Period has not passed, the Company shall have the right, but not the obligation, to repurchase any such Shares for the lesser of Fair Market Value or the Purchase Price of such Shares. If the Company does not so elect to repurchase such Shares, the Participant shall be entitled to such Shares. The Participant shall be issued a certificate or certificates for any Shares to which the Participant is entitled as soon as practicable he or she ceases to be a party to any written agency, producer or similar agreement with the Company. The Company may exercise its right to repurchase by giving written notice thereof to the Participant at such address for Participant as the Company has on its books and records within ninety days after the Company


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receives notice of a Participant's termination which would give the Company the right to repurchase shares pursuant to this Section 13.b. Closing of the repurchase shall be held within thirty days after the Company gives such written notice at such time and place as the Company shall designate to the Participant. As part of the Closing, the Participant shall execute such stock powers and other documents as the Company determines are necessary or appropriate to be signed by the Participant in connection with the repurchase of the shares, and in addition the Participant shall grant in the Participation Agreement executed by the Participant in connection with the granting of the right to purchase shares under the Plan an irrevocable power of attorney designating the Company and each of its officers as Participant's attorney-in-fact to execute and deliver on behalf of the Participant, and in the Participant's name, place and stead, such stock powers and other documents.

         14. Rights Not Transferable. Except as permitted under Section 13, rights under the Plan are not transferable by a Participant and are exercisable during the Participant's lifetime only by the Participant.

         15. No Right to Continued Preferred Agent Status. Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of his or her status as a Preferred Agent with the Company, or interfere in any way with the right of the Company to terminate the Preferred Agent status of such Participant.

         16. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose.

         17. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision or split of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Section 9 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee.

         18. Amendment of the Plan. The Board of Directors of the Company may at anytime, or from time to time, amend the Plan in such manner as it may deem advisable.

         19. Termination of the Plan. The Plan and all rights of Preferred Agents under any offering hereunder shall terminate at such time as the Board of Directors, at its discretion, determines to terminate the Plan. Upon termination of this Plan, any Shares held in Investment Accounts for Participants shall be carried forward into the Participant's Investment Account under a successor plan, if any, or, if there is no successor plan, certificates for such Shares shall be forwarded to the Participant upon satisfaction of all requirements for distribution of such Shares.

         20. Governmental Regulations.

            a. Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and

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regulations there under and (iii) all other laws or regulations by which the
Company is bound or to which the Company is subject.

            b. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

         21. Repurchase of Shares. The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.







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